                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Planar Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          [PLANAR SYSTEMS, INC. LOGO]

                               December 29, 2000

Dear Fellow Shareholder:

  Our Annual Meeting is scheduled for Thursday, February 1, 2001. Attached please find a copy of our proxy statement for this meeting. A copy of our 2000 Annual Report is also enclosed.

  We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for most of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure your shares are represented at the meeting.

  At this meeting, in addition to the Election of Directors and Ratification of the Appointment of Auditors, shareholders are being asked to vote on and approve an amendment to your Company's 1996 Stock Incentive Plan. We believe that the way we have structured this plan, and our compensation program generally, successfully aligns the interests of our senior management with those of our public shareholders. This compensation philosophy is a fundamental part of our corporate strategy, and we believe it has been a major factor in our recent success and record in delivering value to our shareholders. For this reason, we believe the amendment to the Stock Incentive Plan is in your best interests and deserves your support.

  The amendment to the Stock Incentive Plan, as well as the other matters to be considered at the meeting, are explained in greater detail in the proxy statement, and we encourage you to review this information.

  Please take a moment and sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders that hold their shares in "street-name" will also have the alternatives of voting either by touch-tone telephone call, or by Internet e-mail.

  We thank you for your attention to this matter and for your continuing support of your Company.

                                          Very truly yours,

                                          /s/ Balaji Krishnamurthy

                                          Balaji Krishnamurthy
                                          President and Chief Executive
                                           Officer

                          [PLANAR SYSTEMS, INC. LOGO]

                            1400 N.W. Compton Drive
                              Beaverton, OR 97006
                                (503) 690-1100

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 1, 2001

                               ----------------

To the Shareholders of
Planar Systems, Inc.:

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Planar Systems, Inc. (the "Company") will be held on Thursday, February 1, 2001, at 3:00 p.m., local time, at the Hilton Garden Inn, 15520 NW Gateway Court (Hwy. 26 and Cornell Road) Beaverton, Oregon 97006 for the following purposes:

  1. Election of Directors. To elect three directors, two for a three-year term and one for a one-year term;

  2. Approval of Amendment to 1996 Stock Incentive Plan. To approve an amendment to the Planar Systems, Inc. 1996 Stock Incentive Plan to increase the number of shares reserved for issuance thereunder from 1,200,000 to 2,100,000;

  3. Ratification of Appointment of Auditors. To ratify the appointment by the Board of Directors of KPMG LLP as independent auditors of the Company for the fiscal year ending September 28, 2001; and

  4. Other Business. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors of the Company has fixed the close of business on December 15, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board,

                                          /s/ Balaji Krishnamurthy

                                          Balaji Krishnamurthy
                                          President and Chief Executive
                                           Officer

Beaverton, Oregon
December 29, 2000

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             PLANAR SYSTEMS, INC.
                            1400 N.W. Compton Drive
                              Beaverton, OR 97006
                                (503) 690-1100
                                   --------
                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 1, 2001
                                   --------

                                 INTRODUCTION

General

  This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation ("Planar" or the "Company"), as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") from holders of the outstanding shares of Planar common stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held at 3:00 p.m. on February 1, 2001, and at any adjournments or postponements thereof, (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to elect three members of the Board of Directors, approve an amendment to the Company's 1996 Stock Incentive Plan, ratify the appointment by the Board of Directors of KPMG LLP as independent auditors of the Company for the fiscal year ending September 28, 2001, and transact such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about January 3, 2001.

Solicitation, Voting and Revocability of Proxies

  The Board of Directors has fixed the close of business on December 15, 2000 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 4,700 beneficial holders of the 11,062,647 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

  If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three nominees for election to the Board of Directors, FOR the amendment to the Company's 1996 Stock Incentive Plan and FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending September 28, 2001. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

  Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, three directors will be elected; two for a three-year term and one for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

  Under the Company's articles of incorporation and bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

  Information as to Nominees and Continuing Directors. The following table sets forth the names of the Board of Directors' nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person's age at December 15, 2000, principal occupation or employment during at least the past five years, the periods during which he or she has served as a director of Planar and positions currently held with Planar.

                                                 Expiration
                                      Expiration  of Term
                             Director of Current for Which
                         Age  Since      Term    Nominated  Position Held with Planar
                         --- -------- ---------- ---------- --------------------------
Nominees:
 Heinrich Stenger.......  59   1997      2001       2004    Director
 William D. Walker......  68   1983      2001       2004    Chairman of the Board
 Carl Neun..............  56   2000      2001       2002    Director

Continuing Directors:
 Balaji Krishnamurthy...  47   1999      2003        --     President, Chief Executive
                                                            Officer and Director
 E. Kay Stepp...........  55   1998      2003        --     Director
 Gregory H. Turnbull....  62   1986      2002        --     Director
 Steven E. Wynne........  48   1996      2002        --     Director

  Heinrich Stenger. Mr. Stenger has served as a Director of the Company since October 1997. Mr. Stenger is Chief Executive Officer of EPP, Electronic Production Partners GmbH located in Munich, Germany. Mr. Stenger served as Vice President of European Operations for Electro Scientific Industries from 1977 to 1988. Mr. Stenger received his engineering degree from the Engineering University Munich, Germany.

  William D. Walker. Mr. Walker has served as a Director of the Company since inception and has served as Chairman of the Board since December 1988. Mr. Walker served as President and Chief Operating Officer of Tektronix, Inc. from April 1990 until November 1990. Mr. Walker was Chairman of the Board and Chief Executive Officer of Electro Scientific Industries, Inc. from 1984 to 1987. Mr. Walker was Executive Vice President of Tektronix from 1979 to 1984. Mr. Walker retired as Vice-Chairman of the Board of Directors of Tektronix in September, 2000. Mr. Walker received an electrical engineering degree from the University of Missouri.

  Carl Neun. Mr. Neun became a Director of the Company in December 2000. Mr. Neun is Chairman of WireX Communications, Inc., a server appliance software company. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc. a test and measurement company. From September 1987 through March 1993 he was Senior Vice President and Chief Financial Officer of Conner Peripherals, Inc., a disk drive company. Mr. Neun is a director of Powerwave Technologies, Inc., SpeedFam-IPEC, Inc. and Radisys Corporation.

  Balaji Krishnamurthy. Mr. Krishnamurthy has served as the President, CEO and Director of the Company since September 1999. Prior to joining Planar, he served as Vice President and General Manager for various business units of Tektronix where his 15 year tenure from August, 1984 to September, 1999 included assignments in engineering, marketing and general management. Mr. Krishnamurthy was with General Electric Co. from June, 1981 to June, 1984. Mr. Krishnamurthy received his BS and MS in mathematics from Birla Institute of Technology and Science, India and an MS and Ph.D. in computer science from the University of Massachusetts.

  E. Kay Stepp. Ms. Stepp has served as a Director of the Company since November 1998. Ms. Stepp formed and now operates Executive Solutions, Inc., a consulting firm, which provides consulting services to senior executives and Boards of Directors. From 1989 to 1992, Ms. Stepp held the position of President and Chief Operating Officer of Portland General Electric Company ("PGE"), a Portland, Oregon, investor owned utilities company. From 1978 to 1989 Ms. Stepp held various other positions at PGE including President of the Energy Service Division, Vice President of Marketing and Operations and Vice President of Human Resources and Administration. Ms. Stepp is Chairman of the Board of Directors of Gardenburger, Inc. and serves on the Board of Directors of Franklin Covey Company and StanCorp Financial Group. Ms. Stepp also serves on the Boards of Directors of several private companies, including Bank of the Northwest and Working Assets. She is a former director of the Federal Reserve Bank of San Francisco.

  Gregory H. Turnbull. Mr. Turnbull has served as a Director of the Company since 1986. He currently is self-employed as a consultant to certain small businesses and is a Special Limited Partner of Cable & Howse Ventures, a venture capital firm. Mr. Turnbull served as a managing director of Kemper Securities from June 1992 to April 1993. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull also serves on the Board of Directors of Advanced Polymer Systems, Inc. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University.

  Steven E. Wynne. Mr. Wynne has served as a Director of the Company since 1996. Mr. Wynne served as Chairman and Chief Executive Officer of eteamz.com from June 2000 to December 2000. He also served as President and Chief Executive Officer of adidas America from 1995 to 1999. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree from Willamette University and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of FLIR Systems, Inc.

  Board of Directors Committees and Nominations by Shareholders. The Board of Directors acted as a nominating committee for selecting nominees for election as directors at the Annual Meeting. The Company's bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company's Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Company's bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

  The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 29, 2000, conducted three meetings. The members of the Audit Committee currently are Messrs. Wynne and Stenger. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary, and such other matters referred to the Committee. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and establishes executive compensation levels and also administers the Company's stock option plans. During the fiscal year ended September 29, 2000, the Compensation Committee held three meetings. The members of the Compensation Committee currently are Mr. Turnbull and Ms. Stepp. The Committee on Directors is responsible for performing the Board's annual self evaluation, locating potential candidates to fill Board vacancies and recommending the nominees to stand for election at each annual meeting of shareholders and held four meetings during fiscal year 2000. The members of the Committee on Directors currently are Ms. Stepp and Mr. Walker.

  During fiscal year 2000 the Company's Board of Directors held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served during the period that he served.

  See "Management--Executive Compensation" for certain information regarding compensation of directors.

  The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company's bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                                  MANAGEMENT

Executive Officers

  The following table sets forth certain information with respect to the executive officers of the Company.

Name                       Age                     Position
----                       ---                     --------
Balaji Krishnamurthy......  47 President, Chief Executive Officer and Director
Christopher N. King.......  55 Executive Vice President, Chief Technical Officer
                                and Secretary
Steven J. Buhaly..........  44 Vice President, Chief Financial Officer and
                                Assistant Secretary
Douglas K. Barnes.........  43 Vice President
Mark A. Ceciliani.........  41 Vice President
Michael J. Franzi.........  45 Vice President
Kimmo Karhunen............  45 Vice President
Carolyn McKnight..........  52 Vice President
Richard H. Phillips.......  47 Vice President
William R. Sproull........  43 Vice President

  Information concerning the principal occupation of Mr. Krishnamurthy is set forth under "Election of Directors." Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

  Christopher N. King. Dr. King, co-founder of the Company, has served as Executive Vice President and Secretary of the Company since 1983 and Chief Technical Officer since 1990. Dr. King served as Director of the Company from 1983 to 1990. Prior to co-founding Planar, Dr. King started the electroluminescent development program at Tektronix in 1976. Dr. King received a BS in physics from the University of California, Davis and a Ph.D. in applied physics from Stanford University.

  Steven J. Buhaly. Mr. Buhaly has served as Chief Financial Officer since October 1, 2000 prior to which he served as Vice President of the Medical Business Unit. Prior to joining Planar, Mr. Buhaly spent 15 years at Tektronix in a variety of General Management, Finance, and Manufacturing roles. Mr. Buhaly received his MBA from the University of Washington in 1984.

  Douglas K. Barnes. Mr. Barnes has served as Vice President of Global Manufacturing since July 1998. Mr. Barnes was elected Vice President of the Company in November 1997 and served as general manager of the Company's electroluminescent (EL) display operations in North America from August 1997 to July 1998. Since 1986, Mr. Barnes has held various positions with the Company including Director of Engineering, Quality and Manufacturing. Mr. Barnes received a B.S. in Industrial Engineering from Stanford University.

  Mark A. Ceciliani. Mr. Ceciliani joined the Company in 1984 and served in a variety of roles in the financial organization including controller, assistant treasurer and treasurer between 1984 and 2000. In April 2000 he assumed his current role as Vice President and General Manager of the Military Transportation Business. Prior to joining Planar, Mr. Ceciliani worked as a staff accountant for KPMG Peat Marwick for three years. Mr. Ceciliani received a BS in Business Administration from Portland State University.

  Michael J. Franzi. Mr. Franzi joined the Company in September of 2000 as Vice President, American Sales and Marketing. Mr. Franzi has over 20 years experience in technical sales and sales management, most recently serving as Director of Strategic Operations for Conexant Systems (formerly Rockwell Semi-Conductor) from September 1999 to September 2000, and prior to which he served as part of the sales management team with Tektronix from December 1979 through August 1999.

  Kimmo Karhunen. Mr. Karhunen joined the Company in October of 1999 serving as Vice President and Managing Director Planar Europe. Prior to joining Planar Mr. Karhunen held several sales and general management positions with Tektronix, Inc., including positions in sales and marketing--Europe from 1994 through 1999. Currently Mr. Karhunen is based in Espoo, Finland. Mr. Karhunen received a computer science degree from Unea University, Sweden and is currently studying at the Helsinki Business School of Economics and Business Administration. Fluent in Finnish, Swedish, English and German, Mr. Karhunen is also an officer in the Finnish Reserve Forces.

  Carolyn McKnight. Ms. McKnight has served as a Vice President of the Company since March 1998. Prior to joining Planar she was an independent organizational development consultant from 1994 to 1998, and previously International Human Resources Director for Tektronix, Inc. Ms. McKnight received her bachelor's degree from Tennessee Temple University and is currently enrolled as a master's/doctoral candidate at Pacifica Graduate Institute.

  Richard H. Phillips. Mr. Phillips has been the Vice President and General Manager of the Commercial Transportation Business Unit since May 2000. From January 2000 through September 2000, Mr. Phillips was the Vice President of Sales and Marketing, North America. Mr. Phillips joined Planar in December 1995 and has held various management positions in the sales organization.

  William R. Sproull. Mr. Sproull joined the Company in June 1995. Since February 2000 he has held the position of Vice President and General Manager of the Industrial Business Unit. Prior to that he had been the general manager of the Company's Microdisplay business.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer during the fiscal year ended September 29, 2000 and each of the four other most highly compensated executive officers of the Company (the "named executive officers") for the fiscal years ended September 29, 2000, September 24, 1999 and September 25, 1998.

                                                     Long-Term
                                                   Compensation
                                               ---------------------
                                                          Securities
                                  Annual                  Underlying
                               Compensation    Restricted   Stock
Name and Principal           -----------------   Stock     Options      All Other
Position                Year  Salary   Bonus   Awards(1)   Granted   Compensation(2)
------------------      ---- -------- -------- ---------- ---------- ---------------
Balaji
 Krishnamurthy(3)...... 2000 $350,000 $302,677  $321,875   269,647       $5,775
 President and Chief
  Executive
 Officer

Christopher N. King.... 2000  232,692  125,863       --     20,000        6,318
 Executive Vice
  President and Chief   1999  186,769      672   156,800    10,000        9,546
 Technical Officer      1998  140,423   37,744       --     25,000        5,837

Jack Raiton(4)......... 2000  212,032   86,477       --     15,000        4,783
 Vice President and
  Chief Financial       1999  164,845      613   122,400    10,000       10,000
 Officer                1998  139,423   34,223   115,000    10,000        4,659

Carolyn McKnight....... 2000  149,807   54,495       --     23,136        5,811
 Vice President         1999  134,690   10,613    92,000    10,000        3,717
                        1998   80,385   12,176       --     10,000          --

Douglas K. Barnes...... 2000  165,577   60,046       --     18,982        5,042
 Vice President         1999  139,111      507    16,800    10,000       10,000
                        1998  125,000   24,933   287,500       --         7,350

--------
(1) The amounts set forth under Restricted Stock Awards represent the dollar value of shares of restricted stock granted during the applicable fiscal year calculated based upon the closing price of the Common Stock on the date of grant. Restricted Stock Awards for 2000 include an award of 50,000 shares to Mr. Krishnamurthy which is scheduled to vest as follows: 20,000 shares at the date of grant and 15,000 shares each on the first and second anniversaries of the grant date. Restricted Stock Awards for 1999 included the following awards: Mr. King--15,000 shares; Mr. Raiton--12,000 shares and Ms. McKnight--11,500 shares. Each such award is scheduled to vest on May 24, 2001, subject to accelerated vesting as described below under "Change in Control Agreements." Restricted Stock Awards for 1999 also included the following awards: Mr. King--4,600 shares and Mr. Raiton-- 3,300 shares. Each such award is scheduled to vest with respect to 25 percent of the award at each of May 24, 2000, May 24, 2001, May 24, 2002 and May 24, 2003. Restricted Stock Awards for 1998 included the following awards: Mr. Raiton--10,000 shares and Mr. Barnes 25,000 shares. The award to Mr. Raiton was scheduled to vest in fiscal 2001 based upon achievement of specified performance goals and, to the extent not vested, to vest on the tenth anniversary of the award. The award to Mr. Barnes is scheduled to vest in part in each of fiscal 2001, 2002 and 2003 based upon specified criteria and, to the extent not vested, to vest on the tenth anniversary of the award.
(2) The amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to the Company sponsored 401(k) employee savings plan covering all the Company's employees.
(3) Mr. Krishnamurthy joined the Company on September 27, 1999.
(4) Mr. Raiton served as Vice President and Chief Financial Officer until September 29, 2000.

Stock Options

  The following table sets forth information concerning options granted to the named executive officers during the fiscal year ended September 29, 2000.

                       Option Grants in Last Fiscal Year

                                                                              Potential
                                                                         Realizable Value at
                                                                           Assumed Annual
                         Number of     Percent of                          Rates of Stock
                         Securities   Total Options                      Price Appreciation
                         Underlying    Granted to   Exercise             for Option Term(2)
                          Options     Employees in  Price Per Expiration -------------------
Name                      Granted      Fiscal 2000  Share(1)     Date       5%       10%
----                     ----------   ------------- --------- ---------- -------- ----------
Balaji Krishnamurthy....  200,000(3)      26.62%     $ 6.563   9/27/09   $784,865 $2,027,203
                           50,000(4)       6.66        6.431   9/27/09    202,441    513,026
                           19,647(6)       2.61       16.063   7/21/07    114,664    280,292
Christopher N. King.....   20,000(5)       2.66        6.375   9/27/09     80,184    203,202
Jack Raiton.............   15,000(5)       2.00        6.375   9/27/09     60,138    152,402
Carolyn McKnight........   15,000(5)       2.00        6.375   9/27/09     60,138    152,402
                            8,136(6)       1.08       16.063   7/21/07     47,483    116,063
Douglas K. Barnes.......   10,000(5)       1.33        6.375   9/27/09     40,092    101,601
                            8,982(6)       1.20       16.063   7/21/07     52,421    128,132

--------
(1) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market System on the last trading day prior to the date of the grant, or pursuant to the employment agreement with Mr. Krishnamurthy.

(2) The potential realizable value is calculated based upon the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimates or projection of the future Common Stock price. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

(3) Mr. Krishnamurthy's option to purchase 200,000 shares will vest as follows: 25 percent of the shares vest as of September 27, 2000 and, thereafter, 6.25 percent of the options will vest on the last day of each quarter, beginning with the quarter ending December 31, 2000.

(4) Mr. Krishnamurthy's option to purchase 50,000 shares will vest as follows:
    20,000 shares as of September 27, 1999 and 15,000 shares on that date for the next two years.

(5) These options become exercisable starting 12 months after the grant date, with one quarter of the options exercisable at that time and with an additional 6.25% of such options becoming exercisable each quarter thereafter.

(6) These options will vest as follows: 33.33 percent on the first anniversary of the grant and each of the next two anniversaries thereafter, if a specified target stock price has been achieved for thirty consecutive trading days during the period between each anniversary date, but in any event all options will vest on the fifth anniversary date of each grant.

Option Exercises and Holdings

  The following table provides information, with respect to the named executive officers, concerning the shares acquired during fiscal 2000 upon the exercise of stock options, the related value realized and the number and value of unexercised stock options held as of September 29, 2000.

                                                    Number of Securities      Value of Unexercised
                         Options Exercised in      Underlying Unexercised    In-the-Money Options at
                         Last Fiscal Year(1)          Options at FY-End             FY-End(2)
                         -----------------------  ------------------------- -------------------------
                         Number of     Value
Name                       Shares    Realized     Exercisable Unexercisable Exercisable Unexercisable
----                     ----------  -----------  ----------- ------------- ----------- -------------
Balaji Krishnamurthy....         --           --    62,500       207,147     $755,463    $2,316,733
Christopher N. King.....         700       $3,225   70,499        41,001      577,210       381,847
Jack Raiton.............         --           --    55,999        22,001      379,183       199,317
Carolyn McKnight........         --           --    15,000        28,136      129,219       222,880
Douglas K. Barnes.......         --           --    36,725        32,232      277,909       263,641

--------
(1) The value realized is based on the difference between the market price at the time of exercise and the applicable exercise price.

(2) Amounts reflected are based upon the market value of the underlying securities at fiscal year end minus the exercise price.

Employment Agreements

  The Company has entered into an employment agreement (the "Employment Agreement") with Balaji Krishnamurthy for a term ending September 24, 2001, provided that on that date and each anniversary thereafter the term of the Employment Agreement will automatically be extended for one additional year unless at least 90 days prior to such anniversary Mr. Krishnamurthy or the Company have given notice that the Employment Agreement will not be extended. If Mr. Krishnamurthy resigns or is terminated for Cause (as defined in the Employment Agreement and described below) all pay and other benefits under the Employment Agreement will cease as of the effective date of the termination or resignation. In the event of Mr. Krishnamurthy's death during the term of the Employment Agreement, his designated beneficiary will receive a lump sum payment equal to eighteen months base salary at his then current rate. In the event of Mr. Krishnamurthy's termination due to disability during the term of the Employment Agreement, the Company will pay him a lump sum amount equal to eighteen months base salary at his then current rate. If Mr. Krishnamurthy is terminated due to death or disability after the second anniversary of the date of the Employment Agreement, all outstanding stock options and stock grants held by Mr. Krishnamurthy on the effective date of such termination that would, by their terms, vest within eighteen months of the effective date of such termination will become fully vested as of the date of termination. If Mr. Krishnamurthy is terminated without Cause or if the Company elects not to extend the term of the Employment Agreement, the Company will continue to pay his base salary, in accordance with the Company's normal payroll practices, for a period of eighteen months. In addition, if Mr. Krishnamurthy elects to continue his group health benefits the Company will pay the premiums for a period of up to eighteen months. Further, all outstanding stock options and stock grants held by Mr. Krishnamurthy, at the effective date of his termination, that would by their terms vest within eighteen months of the effective date will become fully vested as of the effective date of his termination. In the event that Mr. Krishnamurthy's employment is terminated by the Company after a Change of Control (as defined in the Employment Agreement and described below) for any reason other than for Cause or Mr. Krishnamurthy elects to terminate his employment within two years after a Change of Control for Good Reason (as defined in the Employment Agreement and described below) the Company will make a lump sum payment to Mr. Krishnamurthy in an amount equal to (i) two times the higher of (A) his base salary at the rate in effect on the date of the Change of Control, or (B) his base salary at the rate in effect on the date of the Change of Control termination, plus (ii) an amount equal to two times the higher of (A) his target bonus for the year in which the Change of Control termination occurs, or (B) his target bonus for the year in which the Change of Control occurs. In addition, the Company will continue to pay the premiums for

Mr. Krishnamurthy's health benefits and disability insurance for a period of twenty-four months. Further, all outstanding stock options and stock grants held by Mr. Krishnamurthy that would, by their terms, vest within eighteen months (twenty-four months with respect to options granted after September 26, 2000) of the Change of Control will become fully vested. For purposes of the Employment Agreement, "Good Reason" will mean: (i) a change in Mr. Krishnamurthy's responsibilities, title, offices as in effect immediately prior to the Change of Control, or any removal from or failure to re-elect him to any such positions, that has the effect of materially diminishing his responsibilities or authority; (ii) a reduction in his base salary as in effect immediately prior to the Change in Control or failure to pay any other compensation or benefits which he is entitled; (iii) a requirement by the Company that he be based more than 25 miles from Beaverton, Oregon, (iv) the Company's failure to continue in effect any material compensation or other employee benefit plan, program or arrangement in effect before the Change of Control, or any act or omission that would adversely affect Mr. Krishnamurthy's continued participation in any such plan, program or arrangement or materially reduce the benefits under such plan, program or arrangement, (v) the failure by the Company to require any successor or assign of the Company to assume the Company's obligations under the Employment Agreement, and (vi) any material breach of the Employment Agreement by the Company which is not remedied for a period of 30 days following written notice by Mr. Krishnamurthy to the Company. For purposes of the Employment Agreement a "Change of Control" includes (i) any merger or consolidation transaction that results in the shareholders of the Company immediately before such transaction owning less than 50 percent of the total combined voting power of the common stock and other securities entitled to vote generally in the election of directors of the surviving corporation in the transaction, (ii) the acquisition by any person or entity or group of persons or entities acting in concert of 25 percent or more of the total combined voting power of the Company's then issued and outstanding securities, (iii) the sale of all or substantially all of the assets of the Company to any person or entity which is not a wholly-owned subsidiary of the Company, or (iv) the liquidation of the Company. For purposes of the Employment Agreement "Cause" means the failure to satisfactorily perform the duties assigned as an executive officer within a certain period after notice of such failure is given and commission of certain illegal or wrongful acts.

Change in Control Agreements

  The Company has entered into change in control agreements (the "Agreements") with certain executive officers, including Christopher N. King, Carolyn McKnight and Douglas K. Barnes. Each of the Agreements is for a term ending September 26, 2002, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one additional year unless either party gives 90 days prior written notice that the term of an agreement will not be so extended. If a "Change in Control" (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

  If an executive officer's employment with the Company is terminated within two years after a Change in Control either by the Company without "Cause" (as defined in the Agreements and described below) or by the executive officer for "Good Reason" (as defined in the Agreements and described below), the executive officer will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to one year's base salary (18 month's base salary in the case of Mr. King) and (ii) an amount equal to one times (1.5 times in the case of Mr.
King) the target bonus for the year of termination or Change in Control. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods, and all outstanding unvested stock options granted after the date of the Agreements that would vest during the one year (eighteen months in the case of Mr. King) period after the date of termination would immediately become fully vested.

  If an executive officer's employment with the Company is terminated after a Change in Control either by the Company for Cause or as a result of the executive officer's disability or death, the executive officer will be entitled to receive his full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

  For purposes of the Agreements, a "Change in Control" includes (i) any merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation would have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than 50% of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation, (ii) the acquisition by any person or entity, or group of associated persons or entities, of 25% or more of the Company's total combined voting power, (iii) the liquidation of the Company or the sale or other transfer of substantially all of its assets, and (iv) a change in the composition of the Board of Directors such that the directors in office as of the effective date of the Agreements, and/or their successors who were elected by or on the recommendation of the directors in office as of the effective date of the Agreements, do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, "Cause" means (i) fraud or misrepresentation, (ii) theft or embezzlement of Company assets, (iii) intentional violations of law involving moral turpitude, (iv) continued failure to satisfactorily perform reasonably assigned duties for a period of 30 days after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged that such duties have not been satisfactorily performed (provided, however, that no such termination for Cause will be effective until after the executive officer, together with their counsel, has had an opportunity to be heard before the Board of Directors), and (v) any material breach of the Agreements which, if curable, has not been cured within 30 days after written notice to the executive officer of such breach. For purposes of the Agreements, "Good Reason" includes (i) a change in the executive officer's responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal from or failure to re-elect to any of such positions, which has the effect of materially diminishing the executive officer's responsibility or authority, (ii) a reduction in the executive officer's base salary as in effect immediately prior to the Change in Control or any failure to pay compensation or benefits otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 25 miles of their job location before the Change in Control,
(iv) the Company's failure to continue in effect any material compensation or employee benefit plan, program or arrangement in effect before the Change in Control, or any act or omission that would adversely affect the executive officer's continued participation in any such plan, program or arrangement or materially reduce the benefits under such plan, program or arrangement, (v) the failure by the Company to require any successor or assign of the Company to assume the Company's obligations under the Agreements, and (vi) any material breach of the Agreements by the Company which is not remedied for a period of 30 days following written notice by the executive officer to the Company.

  The Company has also entered into Stock Option Agreements and Restricted Stock Award Agreements with certain of the named executive officers that provide for accelerated vesting of the stock options or restricted stock that are subject to such agreements in the event that the executive officer terminates his employment with the Company for "good reason" following a "change of control" of the Company. For purposes of these agreements, "Good Reason" includes (i) a change in the executive officer responsibilities, titles or offices that has the effect of diminishing such executive officer's responsibility or authority, (ii) a reduction in the executive officer's salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 24 miles of his job location before the Change of Control,
(iv) the Company's failure to maintain or continue any material compensation or employee benefit plan, program or arrangement in effect before the Change of Control, (v) a material breach of the agreement by the Company that is not remedied within 60 days after notice of such breach. For purposes of these Agreements, a "Change of Control" includes (i) shareholder approval of any merger or consolidation transaction that results in the shareholders of the Company immediately before such transaction owning less than 50 percent of the total combined voting power of the surviving corporation in the transaction,
(ii) the acquisition by any person of 25 percent or more of the Company's total combined voting power, (iii) shareholder approval of the liquidation of the Company or the sale of substantially all of the Company's assets.

Director Compensation

  Nonemployee directors of the Company receive a $15,000 annual retainer plus $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting that is not in conjunction with a board meeting. Under certain circumstances, the nonemployee directors of the company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee members of the Board of Directors participate in the Company's 1993 Stock Option Plan for Nonemployee Directors (the "1993 Nonemployee Director Plan"), which was adopted to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain experienced and knowledgeable nonemployee directors and to encourage them to acquire an increased proprietary interest in the Company. Under the 1993 Nonemployee Director Plan, a 10,000 share stock option is granted to each new nonemployee director at the time such person is first elected or appointed to the Board. In addition, each nonemployee director receives a stock option annually after each annual meeting of shareholders. The size of each director's annual option grant is based on his or her level of service on the Board of Directors. Each nonemployee director receives an option to purchase 5,000 shares of Common Stock. An additional 2,000 share stock option is granted to the nonemployee director who is then serving as the Chairman of the Board of Directors. An additional 1,000 share stock option is granted to each nonemployee director who is then serving as chairman of a committee of the Board of Directors.

               COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Report

  Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

Executive Compensation Philosophy

  The Compensation Committee of the Board of Directors is composed entirely of outside directors. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company.

  The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Compensation Committee believes that the Company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

Executive Compensation Components

  The key components of the Company's compensation program are base salary, quarterly and annual incentive awards and equity participation. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers' interests with those of shareholders. The Compensation Committee reviews each component of executive compensation on an annual basis and determines base salary and non-equity incentives for executive officers. The Committee also approves all stock and stock option grants.

  Base Salary. Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Changes in base salaries of executive officers are based on an evaluation of each executive's performance, as well as the performance of the Company as a whole. In establishing base salaries, the Compensation Committee not only considers the financial performance of the Company, but also the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Compensation Committee believes that executive officer base salaries for fiscal year 2000 were reasonable as compared to amounts paid by companies of similar size.

  Performance Incentive. The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company financial performance criteria, including earnings and return on investment measures. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, each year the Compensation Committee establishes potential bonuses for executive officers based on the Company's achievement of certain financial performance criteria. For fiscal 2000 annual bonuses equal to 36.26 percent to 86.48 percent of base salaries were paid to the named executive officers based on the Company's achievement of such predetermined financial performance criteria.

  Stock Grants and Options. The Compensation Committee believes that equity participation is a key component of its executive compensation program. Stock grants and options are awarded to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and competitive marketplace practices. These awards are designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Stock grants and options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

Compensation of Chief Executive Officer

  Mr. Krishnamurthy has served as the Company's President and Chief Executive Officer since September 27, 1999. At that time, Mr. Krishnamurthy and the Company entered into an Executive Employment Agreement. Pursuant to Mr. Krishnamurthy's Employment Agreement, Mr. Krishnamurthy received a base salary for fiscal 2000 of $350,000, a restricted stock award of 50,000 shares of Common Stock, an option to purchase 200,000 shares of Common Stock at an exercise price of $6.563 and an option to purchase 50,000 shares of Common Stock at $6.431. Mr. Krishnamurthy earned a cash bonus of $302,677 for fiscal 2000 based on the Company's achievement of certain financial performance criteria.

COMPENSATION COMMITTEE:

Gregory H. Turnbull, Chairman
E. Kay Stepp

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee during fiscal year 2000 were Ms. Stepp and Mr. Turnbull. Mr. Turnbull served as Chairman of the Committee for all of fiscal year 2000.

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the Board of Directors is comprised of two directors who are considered independent under applicable Nasdaq Stock Market rules. The Committee operates under a written charter adopted by the Board on May 5, 2000. A copy of the Audit Committee charter is attached to this proxy statement as Appendix A.

  The primary purpose of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. The Audit Committee annually reviews and recommends to the Board the selection of the Company's independent accountants, subject to shareholder ratification.

  Management is responsible for preparing the Company's financial statements. The independent accountants are responsible for performing an independent audit of the Company's audited financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

  In this context, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

  The Company's independent accountants also provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountant's that firm's independence.

  Based on the above discussions and review with management and the independent accountants, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 29, 2000 for filing with the SEC.

AUDIT COMMITTEE

Steven E. Wynne
Heinrich Stenger

                            STOCK PERFORMANCE GRAPH

  The following graph compares the monthly cumulative total returns for the Company, the Nasdaq Stock Market Index and an index of peer companies selected by the Company.

                              [PERFORMANCE GRAPH]

          Date                 A                   B               C
Label                PLANAR SYSTEMS, INC.    NASDAQ STOCK      PEER GROUP
  1       9/29/95              100                 100               100
  2       9/27/96            50.62              119.04             54.12
  3       9/26/97            59.88              162.61            101.64
  4       9/25/98            54.94              170.18             52.37
  5       9/24/99            31.48              270.06            114.81
  6     9/29/2000            91.98              358.99            359.58

  The total cumulative return on investment (change in stock price plus reinvested dividends) for each of the periods for the Company, the peer groups and the Nasdaq Stock Market index is based upon the stock price or index on December 16, 1993, the date of the Company's initial public offering.

  The above graph compares the performance of the Company with that of the Nasdaq Stock Market Index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows:
In Focus Systems, Inc., Three Five Systems, Inc. and Kopin Corporation. The past performance of the Company's Common Stock is not an indication of future performance. There can be no assurance that the price of the Company's Common Stock will appreciate at any particular rate or at all in future years.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely on its review of the copies of such reports received by it with respect to fiscal 2000, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with for fiscal 2000, except for Mr. Kimmo Karhunen who filed a Form 4 in July, 2000, 30 days after the required filing date.

             STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the ownership of the Common Stock as of December 15, 2000 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's nominees for election as director, (iv) each of the Company's named executive officers, and (v) all directors and executive officers as a group.

                                       Shares of Common Stock Percent of Common
Name and Business Address               Beneficially Owned(1) Stock Outstanding
-------------------------              ---------------------- -----------------
State of Wisconsin Investment
 Board(2).............................       1,478,500              13.36%
 P.O. Box 7842
 Madison, WI 53707

T. Rowe Price Associates, Inc.(3).....         754,100               6.82
 100 E. Pratt Street
 Baltimore, MD 21202

Dimensional Fund Advisors, Inc.(4)....         753,600               6.81
 1299 Ocean Avenue
 Santa Monica, CA 90401

Merrill Lynch & Co., Inc.(5)..........         968,100               8.75
 World Financial Center
 250 Vesey Street
 New York, NY 10381

Benson Associates, LLC(6).............         599,301               5.42
 111 SW Fifth Avenue
 Suite 2130
 Portland, OR 97204

Balaji Krishnamurthy..................         115,308               1.04

Carl Neun.............................             --                 --

Heinrich Stenger......................          27,050                  *

E. Kay Stepp..........................          19,667                  *

Gregory H. Turnbull...................          65,404                  *

William D. Walker.....................          99,000                  *

Steven E. Wynne.......................          39,500                  *

Douglas K. Barnes.....................          47,662                  *

Carolyn McKnight......................          18,329                  *

Christopher N. King(7)................         114,541               1.03

Jack Raiton...........................          14,312                  *

Executive Officers and Directors as a
 group (18 persons)...................         679,075               5.87

--------
 *  less than one percent

(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 15, 2000 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within

    60 days of December 15, 2000 is as follows: Mr. Krishnamurthy--78,125; Mr. Stenger--25,000; Ms. Stepp--18,667; Mr. Turnbull--43,000; Mr. Walker-- 63,000; Mr. Wynne--39,000; Mr. King--75,436; Mr. Raiton--14,312; Ms.
    McKnight--16,875; Mr. Barnes--37,662; and all directors and officers as a group--506,762. The table does not include shares subject to options that will be granted to Messrs. Turnbull, Neun, Stenger, Walker and Wynne and Ms. Stepp under the 1993 Stock Option Plan for Nonemployee Directors immediately after the Annual Meeting.

(2) This information as to beneficial ownership is based on a Schedule 13G/A filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission on February 2, 2000. The Schedule 13G/A states that the State of Wisconsin Investment Board is the beneficial owner of 1,478,500 shares of Common Stock as to which it has sole voting and dispositive power.

(3) This information as to beneficial ownership is based on a Schedule 13G/A filed by the T. Rowe Price Associates with the Securities and Exchange Commission on February 8, 2000. The Schedule 13G/A states that T. Rowe Price Associates, Inc. is the beneficial owner of 754,100 shares of Common Stock, including 98,000 shares as to which it has sole voting power and 754,100 shares as to which it has sole dispositive power.

(4) This information as to beneficial ownership is based on a Schedule 13G/A filed by Dimensional Fund Advisors, Inc. with the Securities and Exchange Commission on February 3, 2000. The Schedule 13G/A states that Dimensional Fund Advisors, Inc. is the beneficial owner of 753,600 shares of Common Stock, as to which it has sole voting and dispositive power.

(5) This information as to beneficial ownership is based on a Schedule 13G/A filed by Merrill Lynch & Co., Inc. ("Merrill Lynch") (on behalf of Merrill Lynch Asset Management Group), with the Securities and Exchange Commission on February 7, 2000. The Schedule 13G/A states that Merrill Lynch has shared voting and dispositive power with respect to 968,100 shares of Common Stock, and that Merrill Lynch disclaims beneficial ownership of such shares.

(6) This information as to beneficial ownership is based on a Schedule 13G filed by Benson Associates, LLC with the Securities and Exchange Commission on February 16, 2000. The Schedule 13G states that Benson Associates, LLC is the beneficial owner of 599,301 shares of Common Stock,as to which it has sole voting and dispositive power.

(7) Excludes 39,105 shares of Common Stock beneficially owned by Mr. King's wife, as to which he disclaims beneficial ownership.

            APPROVAL OF AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

  The Board of Directors is requesting that the Company's shareholders approve an amendment to the Company's 1996 Stock Incentive Plan (the "1996 Plan") to increase the number of shares of Common Stock that are reserved for issuance under the 1996 Plan. A total of 1,200,000 shares of Common Stock have been reserved for issuance under the 1996 Plan. As of December 15, 2000, approximately 176,500 shares remained available for grant under the 1996 Plan. The Board of Directors believes that additional shares will be needed under the 1996 Plan to provide appropriate incentives to employees and others. Accordingly, the Board of Directors has approved an amendment to the 1996 Plan that would increase from 1,200,000 shares to 2,100,000 shares the number of shares of Common Stock that are reserved for issuance under the 1996 Plan.

  The purpose of the 1996 Plan is to attract, retain and reward individuals who can and do contribute to the Company's success by providing employees and consultants an opportunity to share in the equity of the Company and to more closely align their interests with the Company and its shareholders. In the high technology industry in which the Company competes, stock options are an integral part of the total compensation package. The Company's practice has been to grant stock options broadly throughout the organization to recognize key performers and to provide a link between employee and Company performance. To date more than 40% of employees have been issued stock option grants, with approximately 53% of the options granted to employees who are not officers of the Company. Because the individuals who will be granted stock options under the 1996 Plan and the number of stock options that will be granted will be determined by the Compensation Committee in its discretion, it is not possible to identify the officers, directors and employees who will be granted stock options under the 1996 Plan in the future or the number of stock options that will be granted to such persons.

  To focus executive management on shareholder value creation, a broad spectrum of short and long term compensation programs have been implemented and indexed to shareholder value. These programs include cash bonuses contingent on meeting financial performance targets, a three-year stock option incentive requiring the performance of the Company's stock to exceed the Company's cost of capital, and a requirement of executive management to buy and hold the Company's stock. The additional options requested in this Proxy are integral to these shareholder-friendly incentive plans.

  The Board of Directors considers it critical to be able to continue to offer stock incentives in order to attract and develop the talented, vital individuals who can contribute to the Company's growth and success in a very competitive environment. Doing so provides significant motivational and performance benefits by providing employees and consultants an ownership perspective, teamed with the appreciation that comes with growing the value of the Company. Equity participation is the most effective means for more closely aligning their interests with the long-range goals of the Company and its shareholders. Lack of stock incentives would put the Company at a serious disadvantage in recruiting and retaining key people. For these reasons, shareholders are encouraged to approve the amendment to the 1996 Plan. The following is a summary of the basic terms and provisions of the 1996 Plan.

  The 1996 Plan provides for grants of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and "nonqualified stock options" which are not qualified for treatment under Section 422 of the Code, and for direct stock grants and sales to employees or consultants of the Company. No employee may receive options under the 1996 Plan for more than 200,000 shares in any one fiscal year, except that options for up to an additional 200,000 shares may be granted in connection with a person's initial employment with the Company.

  The administration of the 1996 Plan has been delegated to the Compensation Committee of the Board of Directors (the "Committee"). In addition to determining who will be granted options, the Committee has the authority and discretion to determine when options will be granted and the number of options to be granted and whether the options will be incentive stock options or nonqualified stock options. Only "employees" of the Company as that term is defined in the Code will be entitled to receive Incentive Stock Options. See "Federal Income Tax Consequences" below. The Committee also may determine the time or times when each option becomes exercisable, the duration of the exercise period for options and the form or forms of the instruments evidencing options granted under the Plan. The Committee also may construe the Plan and the provisions in the instruments evidencing options granted under the Plan to employee and officer participants and is empowered to make all other determinations deemed necessary or advisable for the administration of the Plan.

  The term of each option granted under the 1996 Plan will be ten years from the date of grant, or such shorter period as may be established at the time of the grant. An option granted under the 1996 Plan may be exercised at such times and under such conditions as determined by the Compensation Committee. If a person who has been granted an option ceases to be an employee or consultant of the Company, such person may exercise that option only during the three-month period after the date of termination, and only to the extent that the option was exercisable on the date of termination. If a person who has been granted an option ceases to be an employee or consultant as a result of such person's total and permanent disability, such person may exercise that option at any time within twelve months after the date of termination, but only to the extent that the option was exercisable on the date of termination. Except as otherwise provided by the Compensation Committee at the time an option is granted, no option granted under the 1996 Plan is transferable other than at death, and each option is exercisable during the life of the optionee only by the optionee. In the event of the death of a person who has received an option, the option generally may be exercised by a person who acquired the option by bequest or inheritance during the twelve-month period after the date of death to the extent that such option was exercisable at the date of death.

  The exercise price of incentive stock options granted under the 1996 Plan may not be less than the fair market value of a share of Common stock on the last market trading day prior to the date of grant of the option. For the nonqualified stock options, the exercise price may be less than, equal to, or greater than the fair market value of the Common Stock on the date of grant, provided that the Compensation Committee must specifically determine that any option grant at an exercise price less than fair market value is in the best interests of the Company. The consideration to be paid upon exercise of an option, including the method of payment, will be determined by the Compensation Committee and may consist entirely of cash, check, shares of Common Stock, such other consideration and method of payment permitted by applicable law or any combination of such methods of payment as permitted by the Compensation Committee. The Compensation Committee has the authority to reset the price of any stock option after the original grant and before exercise. In the event of stock dividends, splits, and similar capital changes, the 1996 Plan provides for appropriate adjustments in the number of shares available for option and the number and option prices of shares subject to outstanding options.

  In the event of a proposed sale of all or substantially all of the assets of the Company, or a merger of the Company with and into another corporation, outstanding options shall be assumed or equivalent options shall be substituted by such successor corporation, unless the Committee provides all option holders with the right to immediately exercise all of their otions, whether vested or unvested. In the event of a proposed dissolution or liquidation of the Company, outstanding options will terminate immediately prior to the consummation of such prosposed action, unless otherwise provided by the Committee. In such a situation, the Committee is authorized to give option holders the right to immediately exercise all of their options, whether vested or unvested.

  The 1996 Plan will continue in effect until November 2006, unless earlier terminated by the Board of Directors, but such termiantion will not affect the terms of any options outstanding at that time. The Board of Directors may amend, terminate or suspend the 1996 Plan at any time. Amendments to the 1996 Plan must be approved by shareholders if required by applicable tax, securities or other law or regulation.

  The issuance of shares of Common Stock upon the exercise of options is subject to registration with the Securities and Exchange Commission of the shares reserved by the Company under the 1996 Plan.

Federal Income Tax Consequences

  The federal income tax discussion set forth below is included for general information only. Optionees are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state and local income and other tax laws.

  Incentive Stock Options. Certain options authorized to be granted under the 1996 Plan are intended to qualify as incentive stock options for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or upon exercise of an incentive stock option. If an employee exercises an incentive stock option and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an incentive stock option. Upon any disqualifying disposition by an employee, the Company will be entitled to a deduction to the extent the employee realized ordinary income.

  Non-qualified Stock Options. Certain options authorized to be granted under the 1996 Plan will be treated as non-qualified stock options for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of a non-qualified stock option pursuant to the 1996 Plan until the option is exercised. At the time of exercise of a non-qualified stock option, the optionee will realize ordinary compensation income, and the Company will be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company's deduction is conditioned upon withholding on the income amount. Upon the sale of shares acquired through the exercise of a non-qualified stock option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

  Consequences to the Company. The Company recognizes no deduction at the time of grant or exercise of an incentive stock option. The Company will recognize a deduction at the time of exercise of a non-qualified stock option on the difference between the option price and the fair market value of the shares on the date of grant. The Company also will recognize a deduction to the extent the optionee recognizes income upon a disqualifying disposition of shares acquired through the exercise of an incentive stock option.

Board Recommendation

  For the reasons discussed above, the Board recommends a vote FOR approval of the amendment to the Company's 1996 Stock Incentive Plan. If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor of approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect on the determination of the outcome of this proposal. Proxies solicited by the Board will be voted FOR approval of the amendment to the 1996 Stock Incentive Plan unless a vote against the proposal or abstention is specifically indicated.

  The Board of Directors unanimously recommends a vote FOR this proposal.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed KPMG LLP to act as independent auditors for the Company for the fiscal year ending September 28, 2001, subject to ratification of such appointment by the Company's shareholders.

  Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG LLP to audit the books and accounts of the Company for the fiscal year ending September 28, 2001. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

  A representative of KPMG LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  The Board of Directors unanimously recommends a vote FOR this proposal.

                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

  Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2002 annual meeting of shareholders must be received by the Company not later than September 5, 2001, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). In addition, the Company's bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2001 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                             COST OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Also, Mellon Financial Services has been retained to solicit proxies at an approximate cost of $10,000 plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                            ADDITIONAL INFORMATION

  A copy of the Company's Annual Report to Shareholders for the fiscal year ended September 29, 2000 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 29, 2000 with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Chief Executive Officer, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006.

                                          By Order of the Board of Directors

                                          /s/ Balaji Krishnamurthy

                                          Balaji Krishnamurthy
                                          President and Chief Executive
                                           Officer

Beaverton, Oregon
December 29, 2000

                                                                     APPENDIX A

                             PLANAR SYSTEMS, INC.

           Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

  The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

  . Monitor the independence and performance of the Company's independent auditors.

  . Provide an avenue of communication among the independent auditors, management and the Board of Directors.

  The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

  Audit Committee members shall meet the applicable requirements of the Nasdaq Stock Market. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be "independent" within the meaning of regulations promulgated from time to time by the Securities and Exchange Commission, the Nasdaq Stock Market or other appropriate authorities, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and statement of cash flows, and at least one member shall have current or past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background.

  Audit Committee members shall be appointed by the Board on recommendation of the Board of Directors or the Committee on Directors thereof. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

  The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

III. Audit Committee Responsibilities and Duties

  A. Review Procedures

       1. Review and assess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published in accordance with the regulations of the SEC.

       2. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

       3. Review with financial management and the independent auditors the Company's annual audited financial statements prior to filing of the Company's annual audited financial statements with the SEC. Discuss any significant changes to the Company's accounting principles or practices and any items required to be communicated by the independent auditors in accordance with SAS 61.

       4. Review with financial management the company's quarterly financial results prior to the filing of the Company's quarterly financial statements with the SEC. Discuss any significant changes to the Company's accounting principles or practices and any items required to be communicated by the independent auditors in accordance with SAS 61.

  B. Independent Auditors

       1. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

       2. Approve the fees and other significant compensation to be paid to the independent auditors.

       3. On an annual basis, the Committee should require the independent auditors to deliver a formal written report describing all significant relationships that the independent auditors have with the Company that could impair the auditors' independence, and review, discuss and take appropriate action with respect to such report.

       4. Review the independent auditors audit plan--discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

       5. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  C. Internal Accounting Department and Legal Compliance

       1. Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal accounting department, as needed.

       2. Review the appointment, performance and replacement of the senior internal accounting executive.

       3. Review significant reports prepared by the internal accounting department together with management's response and follow-up to these reports.

       4. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  D. Other Audit Committee Responsibilities

       1. Annually prepare a report to shareholders for inclusion in the Company's annual proxy statement as required by the regulations of the SEC.

       2. Perform any other activities consistent with this Charter, the Company's bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

       3. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

       4. Periodically perform self-assessment of Audit Committee performance.

       5. Review financial and accounting personnel succession planning within the Company.

--------------------------------------------------------------------------------

                             PLANAR SYSTEMS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the "Company"), hereby appoints Balaji Krishnamurthy and William D. Walker, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 3:00 p.m. on Thursday, February 1, 2001 at the Hilton Garden Inn, 15520 NW Gateway Court (HWY 26 and Cornell Rd) Beaverton, Oregon 97006 and any adjournments or postponements thereof upon the following matters.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously given.

               (Continued and to be signed on the reverse side)


--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------
                                                                Please mark
                                                                 your votes  [X]
                                                               as indicated

                                                                                    FOR the nominees          WITHHOLD AUTHORITY
                                                                                  listed below (except     to vote for all nominees
                                                                                   as indicated below)           listed below
1. Election of two directors for a three-year term and one director for a                  [_]                        [_]
   one-year term.

   William D. Walker and Heinrich Stenger each for a three-year term and Carl Neun for a one-year term.

   Instruction: To withhold authority to vote for any nominee write that nominee's name(s) in this space:

   -----------------------------------------------------------------------

                                                                                               FOR      AGAINST      ABSTAIN
2. Approval of amendment to the Company's 1996 Stock Incentive Plan.                           [_]        [_]          [_]

3. Ratification of appointment of KPMG LLP as independent auditors of the                      [_]        [_]          [_]
   Company for the fiscal year ending September 28, 2001.

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

                                               Please check this box if you plan to attend the Annual Meeting.         [_]

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

     ________          Please sign below exactly as your name appears on this
             |         Proxy Card. If shares are registered in more than one
             |         name, all such persons should sign. A corporation should
             |         sign in its full corporated name by a duly authorized
             |         officer, stating his/her title. Trustees, guardians,
                       executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).


                       ---------------------------------------------------------
                       Typed or Printed name(s)


                       ---------------------------------------------------------
                       Authorized Signature


                       ---------------------------------------------------------
                       Title or authority, if applicable


                       ---------------------------------------------------------
                       Date

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .